                              AMENDED AND RESTATED

                       JOINT VENTURE FORMATION AGREEMENT

                           dated as of March 28, 1995

                                 by and between

                               SPRINT CORPORATION

                           TELE-COMMUNICATIONS, INC.

                              COMCAST CORPORATION

                                      and

                            COX COMMUNICATIONS, INC.

                               TABLE OF CONTENTS


SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     1.1 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2 Additional Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.3 Terms Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2.  LOCAL CABLE OPERATOR AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

SECTION 3.  FORMATION OF PIONEERCO; CERTAIN AGREEMENTS OF THE
            PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

     3.1 Formation of PioneerCo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.2 Effectuation of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.3 Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

SECTION 4.  CERTAIN AGREEMENTS OF COX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

     4.1 Maintenance of LA Pioneer Preference License . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.2 Advice of Changes; Government Filings; Petitions to
         Deny . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

SECTION 5.  CONDITIONS TO THE PIONEERCO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

SECTION 6.  THE PIONEERCO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

     6.1 PioneerCo Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     6.2 Bring-Down Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     6.3 Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

SECTION 7.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 8.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

     8.1 Due Incorporation or Formation; Authorization of
         Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     8.2 No Conflict; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     8.3 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     8.4 Finders Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 9.  REPRESENTATIONS AND WARRANTIES OF COX
            REGARDING THE LA PIONEER PREFERENCE LICENSE . . . . . . . . . . . . . . . . . . . . . . . . .   13

     9.1 LA Pioneer Preference License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     9.2 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     9.3 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

SECTION 10.  EFFECT OF REPRESENTATIONS,

             WARRANTIES AND COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     11.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     11.2 Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     11.3 Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     11.4 Table of Contents; Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     11.5 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.6 Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.7 Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.9 Counterpart Execution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.10 Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.11 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.12 Parties in Interest; Limitation on Rights of
           Others . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.13 Waivers; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.14 Jurisdiction; Consent to Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.15 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

EXHIBITS

         Exhibit 1.1(a)                  PioneerCo Affiliation Agreement Term Sheet
         Exhibit 1.1(b)                  PioneerCo Term Sheet
         Exhibit 2                       Local Cable Operator Agreement Term Sheet


SCHEDULES

         Schedule 9.3                    Litigation
         Schedule 11.1                   Addresses of the Parties for Notices

         This AMENDED AND RESTATED JOINT VENTURE FORMATION AGREEMENT (the "Agreement") is entered into as of the 28th day of March, 1995, among SPRINT CORPORATION, a Kansas corporation ("Sprint"), TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI"), COMCAST CORPORATION, a Pennsylvania corporation ("Comcast"), and COX COMMUNICATIONS, INC. (formerly known as Cox Cable Communications, Inc.), a Delaware corporation ("Cox").

                             W I T N E S S E T H:

         WHEREAS, Sprint, TCI, Comcast and Cox entered into that certain Joint Venture Formation Agreement, dated as of October 24, 1994 (the "Prior Agreement"), pursuant to which the parties agreed to form certain entities to
(i) provide national wireless telecommunications services, including the acquisition and development of PCS licenses, (ii) provide nationwide competitive local telecommunications services and (iii) develop a PCS wireless system in the Los Angeles MTA through a separate partnership, and to take certain actions relating to the foregoing;

         WHEREAS, as a result of the formation of WirelessCo, L.P., a Delaware limited partnership ("WirelessCo"), on October 24, 1994, and the formation of MajorCo, L.P., a Delaware limited partnership ("MajorCo"), and NewTelco, L.P., a Delaware limited partnership ("NewTelco"), on the date of this Agreement, the parties have satisfied certain of their obligations under the Prior Agreement; and

         WHEREAS, in connection with the formation of MajorCo the parties desire to amend and restate the Prior Agreement in order to affirm and memorialize their respective remaining obligations under the Prior Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and in order to set forth the respective rights, obligations and interests of the Parties and their Affiliates to one another, the Parties, intending to be bound, agree as follows:


                            SECTION 1.  DEFINITIONS

         1.1 Definitions.

         Capitalized words and phrases used in this Agreement have the following meanings:

                 "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the terms "controls," "is controlled by" or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" means this Amended and Restated Joint Venture Formation Agreement.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Comcast" means Comcast Corporation, a Pennsylvania corporation.

                 "Cox" means Cox Communications, Inc. (formerly known as Cox Cable Communications, Inc.), a Delaware corporation.

                 "Cox Pioneer Partner" means, at the election of Cox, either
(i) Cox Pioneer Partnership, a general partnership to be formed by a Subsidiary of Cox and a Subsidiary of Cox Enterprises, or (ii) a Subsidiary of Cox.

                 "Entity" means any firm, corporation, company, partnership, group, trust, joint venture, association, Governmental Authority or other legal entity or organization.

                 "FCC" means the Federal Communications Commission or any successor agency or entity performing substantially the same functions.

                 "Governmental Authority" means any foreign, federal, state or local court, administrative agency, board, bureau or commission or other governmental department, authority or instrumentality.

                 "LA Pioneer Preference License" means the 30 MHz "A" block PCS license granted to Cox on December 14, 1994, for the MTA encompassing Los Angeles and San Diego, California, which MTA is identified in the FCC Public Notice regarding the PCS Auction as Market No. M-2 (Report No. AUC-94-04, Auction No. 4).

                 "License" means any license, ordinance, authorization, permit, certificate, variance, exemption, order, franchise or approval, issued or granted by a Governmental Authority, domestic or foreign.

                 "Lien" means any lien, pledge, claim, encumbrance, mortgage or security interest in real or personal property.

                 "MajorCo" has the meaning set forth in the preamble to this Agreement.

                 "MajorCo Partnership Agreement" means the Agreement of Limited Partnership of MajorCo, L.P., of even date herewith.

                 "Material Adverse Effect" means, with respect to any

Person, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or, with respect to a Party only, on the ability of such Party to perform its obligations in any material respect under this Agreement.

                 "NewTelco" has the meaning set forth in the preamble to this Agreement.

                 "Parties" means Comcast, Cox, Sprint and TCI, and "Party" means Comcast, Cox, Sprint or TCI, as the context may require.

                 "PCS Auction" means the series of simultaneous multiple round auctions for broadband PCS licenses to be conducted by the FCC under the authority of Section 309(j) of the Communications Act, 47 U.S.C. Section 309(j) (1993), in accordance with the rules promulgated thereunder by the FCC.

                 "Permitted Lien" means (a) a statutory Lien not yet due or payable or (b) a Lien that does not materially detract from the value, or interfere with the use of, the assets subject thereto or affected thereby or otherwise materially impair the business operations being conducted or proposed to be conducted with such assets.

                 "Person" means any individual or Entity.

                 "PioneerCo" means a Delaware limited partnership proposed to be formed by WirelessCo and Cox Pioneer Partner for the purpose of holding and developing a PCS system using the LA Pioneer Preference License.

                 "PioneerCo Affiliation Agreement Term Sheet" means the term sheet attached hereto as Exhibit 1.1(a).

                 "PioneerCo Partnership Agreement" means the agreement of limited partnership of PioneerCo contemplated by the PioneerCo Term Sheet.

                 "PioneerCo Term Sheet" means the term sheet attached hereto as
Exhibit 1.1(b).

                 "Sprint" means Sprint Corporation, a Kansas corporation.

                 "Sprint Brand" means the trademark "Sprint" together with the related "Diamond" logo.

                 "Strategic Venture" means any Entity or alliance, joint arrangements, undertakings, investments or other understandings.

                 "Subsidiary" of any Person means an Entity (i) of which more than fifty percent (50%) of the outstanding shares or securities are owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and the shares or securities so owned entitle such Person and/or Subsidiaries to elect at least a majority of the members of the board of directors or other managing authority of such Entity or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but of which more than fifty percent (50%) (by value) of the ownership interest is owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and in which the ownership interest so owned entitles such Person and/or Subsidiaries to make the decisions for such Entity, provided, in each case, that such Entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

                 "TCI" means Tele-Communications, Inc., a Delaware corporation.

                 "Wireless Business" has the meaning given such term in the MajorCo Partnership Agreement.

                 "WirelessCo" has the meaning set forth in the preamble to this Agreement.

         1.2     Additional Definitions.

         Defined Term                                                         Defined in
         ------------                                                         ----------
"Adverse Proceedings"                                                      Section 4.1
"Agents"                                                                   Section 3.3(a)
"Closing Dates"                                                            Section 6.3
"Cox Enterprises"                                                          Section 4.1
"PioneerCo Closing"                                                        Section 6.1
"PioneerCo Closing Date"                                                   Section 6.1
"PioneerCo Termination Date"                                               Section 7
"Proposal"                                                                 Section 3.3(a)
"Representatives"                                                          Section 3.3(a)

         1.3     Terms Generally.

         The definitions in Section 1.1 and those contained elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Any reference to "this Agreement" shall include the Exhibits and Schedules hereto. The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day then such action or notice shall be deferred until, or may be taken or given on, the next business day.


                   SECTION 2.  LOCAL CABLE OPERATOR AGREEMENT

         Following the execution and delivery of this Agreement, the Parties will negotiate in good faith and use all commercially reasonable efforts to agree upon a form of agreement to be entered into between NewTelco and certain owners of cable systems (including Cable Subsidiaries (as defined in the MajorCo Partnership Agreement)) relating to the use of facilities by NewTelco for the provision of certain wireline services. The terms of such agreement (and certain obligations of the Parties and their respective Subsidiaries with respect thereto) shall be substantially as set forth on Exhibit 2 hereto (the "Local Operator Agreement Term Sheet"), with such amendments and additions thereto as shall be agreed upon by the Parties.


                      SECTION 3.  FORMATION OF PIONEERCO;
                       CERTAIN AGREEMENTS OF THE PARTIES

         3.1     Formation of PioneerCo.

         Subject to the satisfaction of the conditions set forth in Section 5 hereof and to the Parties' mutual agreement as to the definitive terms and conditions of the applicable agreements as provided in this Agreement, the Parties agree to cause PioneerCo to be formed by the execution and delivery by the applicable parties of the PioneerCo Partnership Agreement and the other agreements contemplated by the PioneerCo Term Sheet and the PioneerCo Affiliation Agreement Term Sheet to be executed and delivered in connection therewith and the consummation of the transactions contemplated thereby to occur on the PioneerCo Closing Date.

         3.2     Effectuation of Agreements.

         For a period commencing on the date of this Agreement and ending on the earlier to occur of the PioneerCo Termination Date or the PioneerCo Closing Date, except as expressly contemplated or permitted hereby (or by the PioneerCo Term Sheet) or to the extent that all other Parties shall otherwise consent in writing, which consent shall not be unreasonably withheld:

                 (a) Effectuation of Agreements. Each of the Parties agrees to negotiate in good faith and, subject to the Parties' mutual agreement as to the definitive terms and conditions thereof and to the other applicable conditions set forth in Section 5, to cause Cox Pioneer Partner (in the case of Cox) or WirelessCo (in the case of each Party) to enter into the PioneerCo Partnership Agreement, which shall incorporate terms substantially similar to those contemplated by the PioneerCo Term Sheet and each of the other agreements contemplated in such term sheet, in each case with such modifications and additions as the Parties may mutually agree, and, subject to the execution and delivery of the PioneerCo Partnership Agreement by each of WirelessCo and Cox Pioneer Partner, Cox will cause the LA Pioneer Preference License to be contributed to PioneerCo in accordance with the terms and conditions set forth in the PioneerCo Partnership Agreement and the MajorCo Partnership Agreement. The Parties acknowledge that the term sheets attached hereto are not exhaustive and that additional provisions which are not inconsistent with the terms set forth in such term sheets will be required, and the Parties agree to negotiate in good faith with respect to such additional provisions. In addition, subject to the foregoing and to applicable fiduciary duties, each of the Parties otherwise will use all commercially reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, all other things necessary, proper or advisable to carry out its obligations under this Agreement and to consummate and make effective the transactions contemplated hereby, including the following:

                          (i)     as soon as practicable following the
       execution of this Agreement, to make all applications and filings and to use all commercially reasonable efforts to obtain all other authorizations and consents required to be obtained by the Parties on or before the PioneerCo Closing Date to enable the Parties to consummate the transactions contemplated by this Agreement;OP

                         (ii) in the event any changes in the structure or the terms of the transactions contemplated by this Agreement are required in order to facilitate obtaining the authorizations and consents required in connection with the consummation of such transactions, to take all commercially reasonable steps necessary to accommodate such changes to the extent they would not adversely affect the Parties' rights or obligations hereunder or have an adverse effect on the proposed business or prospects of PioneerCo or such Party's proposed investment therein; and

                        (iii) in the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of any of the transactions contemplated hereby or any injunction or other order is issued in any such proceeding, to cooperate with the other Parties regarding the defense of such proceedings and the removal of any such impediment to the consummation of such transactions and to use all commercially reasonable efforts to have such injunction or other order dissolved.

                 (b) Advice of Changes; Government Filings. Each Party shall confer on a regular and frequent basis with the other Parties and promptly advise the other Parties orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such Party. Each Party shall promptly provide the other Parties (or their counsel) with copies of all filings made by such Party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

                 (c) No Action. No Party shall, nor shall it permit any of its Subsidiaries to, take or agree or commit to take any action that would or reasonably might be expected to result in a Material Adverse Effect on such Party.

         3.3     Exclusivity.

                 (a) General. For a period commencing on the date of this Agreement and ending on the earlier to occur of the PioneerCo Termination Date or the PioneerCo Closing Date:

                           (i) Each of the Parties agrees to, shall cause its Subsidiaries and the officers, directors and employees of such Party and its Subsidiaries (collectively, the "Agents") to, and shall use its best efforts to cause its attorneys, accountants, investment bankers and other representatives acting on its behalf (collectively, the "Representatives") to, refrain from participating in any discussions with any other Person or group with a view toward the creation of any Strategic Venture (other than PioneerCo), which would interfere with or be inconsistent with the ability of WirelessCo and Cox Pioneer Partner to enter into the PioneerCo Partnership Agreement, or the ability of the Parties to cause the consummation of the transactions contemplated by the PioneerCo Term Sheet on a basis consistent with the intent and purpose of this Agreement and the discussions among the Parties (a "Proposal"); and

                          (ii)    Each of the Parties hereto will not, will
cause its Subsidiaries and Agents not to, and will use its best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the initiation of inquiries or proposals or offers from any Person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, concerning a Proposal, or (ii) provide any confidential information to, or otherwise cooperate with or assist or participate in any effort by, any such Person or group relating to a Proposal.

                 (b) Third Party Discussions. Nothing contained herein shall limit or restrict the rights of any Party (or its respective Affiliates, Agents and Representatives) to continue to engage in discussions or negotiations relating to the transactions contemplated by this Agreement or the PioneerCo Term Sheet.


                     SECTION 4.  CERTAIN AGREEMENTS OF COX

                 Cox hereby covenants and agrees that from the date hereof until the earlier to occur of the PioneerCo Termination Date or the PioneerCo Closing (except as expressly contemplated or permitted by this Agreement or to the extent that the other Parties shall otherwise consent in writing, which consent shall not be unreasonably withheld):

                 4.1      Maintenance of LA Pioneer Preference License.

         Cox shall take or cause to be taken and do or cause to be done all commercially reasonable actions necessary, proper or advisable under applicable law to maintain the LA Pioneer Preference Licence and shall cooperate fully with the FCC in connection with any conditions or obligations on the part of Cox to retain the LA Pioneer Preference License; provided, however, that Cox shall not be required to accept a condition that imposes any undue burden or restriction or take any action that would have a Material Adverse Effect on Cox or Cox Enterprises, Inc., a Delaware corporation ("Cox Enterprises"). Such actions shall include preparing and pursuing all necessary regulatory filings, submissions, approvals and waivers. In the event that any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the right of Cox to hold and utilize the LA Pioneer Preference License or that limits in any way the rights of Cox under the LA Pioneer Preference License or seeks damages in conjunction therewith (collectively, "Adverse Proceedings"), and, if an injunction or other order is issued in any such Adverse Proceeding, Cox shall use all commercially reasonable efforts to have such injunction or other order dissolved, and to cooperate regarding the removal of any such other impediment to the right of Cox to hold and utilize the LA Pioneer Preference License; provided, however, that Cox shall not be required to take any action that would have a Material Adverse Effect on Cox or Cox Enterprises.

         4.2     Advice of Changes; Government Filings; Petitions to Deny.

         Cox shall promptly advise MajorCo orally and in writing of any change or event known to Cox having, or which insofar as can reasonably be foreseen, could have a material adverse effect on the ability of Cox to retain the LA Pioneer Preference License. Cox shall promptly provide MajorCo with copies of all filings made by it or any Affiliate of Cox with any Governmental Authority in connection with the LA Pioneer Preference License.

Cox shall promptly provide MajorCo with copies of all petitions to deny or similar petitions filed with the FCC or any other Governmental Authority by any Person challenging or questioning the right of Cox or any Affiliate of Cox to hold or utilize the LA Pioneer Preference License or otherwise in connection with this Agreement and the transactions contemplated hereby.


                SECTION 5.  CONDITIONS TO THE PIONEERCO CLOSING

         The obligations of each of the Parties under this Agreement to be performed or complied with at the PioneerCo Closing are subject to the satisfaction, on or prior to the PioneerCo Closing Date, of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part in writing by each of the Parties:

                 (a) PioneerCo Partnership Agreement and Related Agreements. (i) The Parties shall have mutually agreed as to the definitive terms of the PioneerCo Partnership Agreement and each of the other agreements contemplated thereby to be executed and delivered in connection therewith, and
(ii) each of the parties to the PioneerCo Partnership Agreement shall have entered into the PioneerCo Partnership Agreement and each of the parties to the other agreements contemplated thereby to be executed and delivered in connection therewith shall have entered into such other agreements.

                 (b) Representations and Warranties. The representations and warranties of each of the Parties contained in Sections 8 and 9 of this Agreement shall be true and correct in all material respects as of the PioneerCo Closing Date as if made as of such date.

                 (c) Covenants. Each of the Parties shall have performed and satisfied in all material respects the agreements, covenants and conditions of this Agreement to be performed or satisfied by it at or prior to the PioneerCo Closing.

                 (d) Approvals. The Parties shall have received all material consents, approvals and Licenses of any Governmental Authority required in connection with the consummation of the transactions to be effected at the PioneerCo Closing.

                 (e) Absence of Injunctions. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect, in any case that enjoins or delays in any material respect the consummation of the transactions to be effected at the PioneerCo Closing or imposes any material restrictions or requirements thereon or on any of the Parties in connection therewith.

                 (f) Holder of the LA Pioneer Preference License. Cox shall be the authorized legal holder of the LA Pioneer Preference License, free and clear of all Liens (except for any Liens relating to Cox's deferred payment obligations).

                 (g) Legal Opinion. WirelessCo shall have received an opinion from Dow, Lohnes & Albertson, or other recognized legal counsel acceptable to WirelessCo, that the LA Pioneer Preference License will constitute an "amortizable section 197 intangible" amortizable by PioneerCo for federal income tax purposes pursuant to section 197(a) of the Code.

                       SECTION 6.  THE PIONEERCO CLOSING

         6.1     PioneerCo Closing.

         The execution of the PioneerCo Partnership Agreement (and of each of the agreements contemplated thereby to be executed in connection therewith) and the consummation of the transactions contemplated thereby to occur at the time of such execution (the "PioneerCo Closing"), shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or such other location as the Parties may agree, within five (5) days following the satisfaction of the conditions contained in clause (i) of Section 5(a) and in Section 5(d) (the "PioneerCo Closing Date"), assuming that the other conditions to closing set forth in Section 5 are satisfied or are effectively waived as of the PioneerCo Closing Date.

         6.2     Bring-Down Certificates.

                 (a) Closing. On the PioneerCo Closing Date, Cox shall provide to each other Party a certificate dated the PioneerCo Closing Date certifying that the representations and warranties made by Cox contained in
Section 9 are true and correct in all material respects as of the PioneerCo Closing Date and that the covenants and conditions to be performed or satisfied by Cox contained in Sections 4 and 5, respectively, at or prior to the PioneerCo Closing Date have been so performed or satisfied in all material respects.

                 (b) No Effect. The delivery of the certificates required by this Section 6.2 shall in no way diminish the representations, warranties and covenants made in this Agreement.

         6.3     Costs and Expenses.

         Each Party shall pay all costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the PioneerCo Partnership Agreement, and of each of the agreements contemplated to be executed in connection therewith, including all fees and out-of-pocket expenses of counsel for such Party with respect thereto.

                            SECTION 7.  TERMINATION

         The obligations of the Parties hereunder with respect to the PioneerCo Closing shall terminate as of the date (the "PioneerCo Termination Date") of the earlier to occur of (i) the unanimous written consent of the Parties or
(ii) the dissolution of MajorCo in accordance with Section 15.1 of the MajorCo Partnership Agreement.


                   SECTION 8.  REPRESENTATIONS AND WARRANTIES
                             REGARDING THE PARTIES

         Each Party hereby represents and warrants to the other Parties that:

         8.1     Due Incorporation or Formation; Authorization of Agreements.

         Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its property and carry on its business as owned and carried on at the date hereof. Such Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on such Party. Such Party has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors' rights generally and the availability of equitable remedies.

         8.2     No Conflict; No Default.

         Neither the execution, delivery and performance of this Agreement nor the consummation by such Party of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any Governmental Authority or any arbitrator, applicable to such Party or any of its Subsidiaries, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws of such Party or any of its Subsidiaries or of any material agreement or instrument to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries is or may be bound or (iv) will result in the creation or imposition of any Lien upon any of the material properties or assets of such Party or any of its Subsidiaries, other than Permitted Liens, which in any such case could reasonably be expected to have a Material Adverse Effect on such Party.

         8.3     Litigation.

         There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Party, threatened against or affecting such Party or any of its properties, assets or businesses in any court or before or by any Governmental Authority, or any arbitrator which could, if adversely determined (or, in the case of an investigation, could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to have a Material Adverse Effect on such Party, and such Party has not received any currently effective notice of any default, and such Party is not in default under any applicable order, writ, injunction, decree, permit, determination or award of any Governmental Authority or any arbitrator which could reasonably be expected to have a Material Adverse Effect on such Party.

         8.4     Finders Fees.

         There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of such Party who might be entitled to any fee or commission from any other Party, MajorCo or any of its Subsidiaries, or PioneerCo upon consummation of the transactions contemplated by this Agreement.


                 SECTION 9.  REPRESENTATIONS AND WARRANTIES OF
                COX REGARDING THE LA PIONEER PREFERENCE LICENSE

         Cox hereby represents and warrants to each of the other Parties as follows:

         9.1     LA Pioneer Preference License.

         Cox has satisfied all terms and conditions required to be satisfied on or before the date hereof imposed by the FCC, by any other Governmental Authority, or by federal law as of the date hereof as a condition of the award of the LA Pioneer Preference License, including the FCC's pioneers' preference rules as codified at 47 C.F.R. Sections 1.402, 1.403 and 5.207 (1993); orders issued in Federal Communications Commission dockets ET Docket No. 93-266, GEN Docket No. 90-314 and GEN Docket No. 90-217; and conditions imposed as of the date hereof in response to Cox's application for authority to provide broadband PCS service on frequency block "A" of the Los Angeles-San Diego MTA.

         9.2     Compliance with Laws.

         Cox has not made any untrue statement of fact, or omitted to disclose any facts, to the FCC or any other Governmental Authority or taken or failed to take any action, which misstatements, omissions, actions or failures to act, individually or in the aggregate, subject or could reasonably be expected to subject Cox to the forfeiture of its right to hold and utilize the LA Pioneer Preference License.

         9.3     Litigation.

         Except as set forth on Schedule 9.3, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Cox, threatened against or affecting Cox in, before or by any Governmental Authority or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to affect the right of Cox to hold and utilize the LA Pioneer Preference License; and Cox has not received any currently effective notice of any default, and Cox is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any Governmental Authority or any arbitrator which could reasonably be expected to affect the right of Cox to hold and utilize the LA Pioneer Preference License.

         9.4     Title to the LA Pioneer Preference License.

         Subject to the outcome of the proceedings described in Schedule 9.3, the LA Pioneer Preference License has been issued to Cox and Cox is the authorized legal holder thereof, free and clear of all Liens (except for any Liens relating to Cox's deferred payment obligations), and, subject to receipt of any required regulatory approvals, Cox is entitled to transfer or assign the LA Pioneer Preference License to PioneerCo as contemplated under the PioneerCo Term Sheet.

         9.5     Cox Enterprises.

         Cox is a Subsidiary of Cox Enterprises.


                    SECTION 10.  EFFECT OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

         All representations and warranties made in this Agreement and all statements contained in any Exhibit, Schedule or certificate or other agreement or instrument delivered or to be delivered by or on behalf of the Parties in connection with the transactions contemplated hereby (including pursuant to Section 6.2) shall be deemed representations and warranties hereunder. All such representations and warranties shall survive until the earlier to occur of the PioneerCo Termination Date or the PioneerCo Closing Date, but not thereafter.


                           SECTION 11.  MISCELLANEOUS

         11.1 Notices.

         Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received by overnight courier), charges prepaid and addressed to the address set forth on Schedule 11.1, or to such other address as such Person may from time to time specify by notice to the Parties. Any Party may from time to time specify a different address by notice to the other Parties. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered.

         11.2 Construction.

         This Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

         11.3 Time.

         Time is of the essence with respect to this Agreement.

         11.4 Table of Contents; Headings.

         The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         11.5 Severability.

         Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

         11.6 Incorporation by Reference.

         Every Exhibit and Schedule attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

         11.7 Further Action.

         Each Party, upon the reasonable request of any other Party, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement.

         11.8 Governing Law.

         The internal laws of the State of New York (without regard to principles of conflict of law) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties.

         11.9 Counterpart Execution.

         This Agreement may be executed in any number of counterparts with the same effect as if all the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         11.10 Specific Performance.

         Each Party agrees with the other Parties that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Parties may be entitled, at law or in equity, the nonbreaching Parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

         11.11 Entire Agreement.

         The provisions of this Agreement, including the Exhibits and Schedules hereto, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the Parties relating to the subject matter hereof.

         11.12 Parties in Interest; Limitation on Rights of Others.

         Except as otherwise provided herein, the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein. No Party may assign any of its rights and obligations hereunder to any person without the prior written consent of the other Parties, except to the transferee of such Party's Subsidiary's entire interest in MajorCo in connection with a Permitted Transaction (as defined in the MajorCo Partnership Agreement).

         11.13 Waivers; Remedies.

         The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party or Parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the Party or Parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any Party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         11.14 Jurisdiction; Consent to Service of Process.

                 (a) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in the County of New York or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

                 (b) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York or any Federal court sitting in the Southern District of New York. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such Party.

                 (c) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement shall affect the right of a Party to serve process in any other manner permitted by law.

         11.15 Waiver of Jury Trial.

         Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.



                    [SIGNATURES FOLLOW ON A SEPARATE PAGE]

         IN WITNESS WHEREOF, the Parties have entered into this Amended and Restated Joint Venture Formation Agreement as of the date first above set forth.



                                           SPRINT CORPORATION


                                           By:________________________________

                                           Title:_____________________________


                                           TELE-COMMUNICATIONS, INC.


                                           By:________________________________

                                           Title:_____________________________


                                           COMCAST CORPORATION


                                           By:________________________________

                                           Title:_____________________________


                                           COX COMMUNICATIONS, INC.


                                           By:________________________________

                                           Title:_____________________________